Exhibit 10.2

LifeVantage Corporation

(the “Company”)

Annual Incentive Plan

I. Purpose

The LifeVantage Corporation Annual Incentive Plan (the “Plan”) has been established to attract, motivate and retain executives, senior officers and key employees by rewarding both corporate and individual performance. Cash-based and/or equity-based annual performance awards (each, an “Award”) will be granted and earned pursuant to the Plan.

II. Administration

The Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Committee has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Determinations made by the Committee shall be final and binding upon Participants (defined in Section III below), the Company, and all other interested parties.

The Committee may delegate to (i) one or more of its members such of its duties, powers and responsibilities as it may determine; and (ii) such employees of the Company or its Affiliates (defined in Section III below) or other persons as it determines such ministerial tasks as the Committee deems appropriate.

III. Eligibility

The Company’s chief executive officer, and those executive and senior officers of the Company and full time employees of the Company employed by the company for at least six consecutive months prior to the end of the fiscal year are eligible to participate in the Plan. Those individuals eligible to participate in the Plan but who were not employed for the entire fiscal year will have each Award prorated.

IV. Weighting of Performance Components, Establishment of Performance Measures and Participant’s Target Awards

All Awards under the Plan shall be comprised of a corporate component and an individual component. The relative weight assigned to the corporate and individual components is 70% and 30%, respectively.

A “Performance Year” under the plan shall be tied directly to the fiscal year and is the period from July 1 through June 30. For each Performance Year, the Committee shall specify a Participant’s target Award expressed as either a dollar amount or as a percentage of the Participant’s annualized base salary in effect on the date the Award is granted. The Committee shall also specify the performance goals that must be met during such Performance Year in order for the Participant to earn payment with respect to the corporate component of an Award (“Performance Measures”) and, if applicable, the levels of performance and payout opportunities associated with the Performance Measures.

Performance Measures shall be expressed in terms of one or more criteria such as the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales or revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; one or more operating ratios; stock price; total shareholder return; implementation of key projects, processes or other business objectives; and/or any other goals or objectives the Committee deems relevant in connection with accomplishing the purposes of the Plan.

The Performance Measures and relative weightings of these measures established by the Committee may be different each Performance Year and different measures may be applicable to different Participants. Unless otherwise specified in a written resolution adopted by the Committee, (i) the Performance Measures for the corporate component will be comprised of revenue; ordinary income; earnings before interest, tax, depreciation, amortization, and non-cash stock compensation expenses; and key business objectives designated by the Committee, and (ii) the Performance Measures for the personal component will be based on specific, personal goals set by employees and supervisors.

For each Performance Year, the targets associated with the Performance Measures and the performance levels/ranges and payout opportunities approved by the Committee shall be set forth in a summary that will be maintained with a copy of this Plan.

V. Conditions to Earning Awards and Payment of Final Earned Awards

After the completion of a Performance Year and no later than October 15 of the year following the end of the Performance Year, the Committee will determine any amounts potentially earned under Awards that had been granted to Participants for such Performance Year. The corporate component and personal component of an Award shall be potentially earned only if the Performance Measures for the Performance Year are achieved at the threshold level of performance set by the Committee. Where applicable, the attainment of the Performance Measures shall be determined in accordance with generally accepted accounting principles (“GAAP”) or, with respect to non-GAAP measures, in accordance with how the Company reports such non-GAAP measures to investors. Except as the Committee may otherwise provide at the time of granting an Award, objectively determinable adjustments shall be made to any Performance Measure for one or more items of gain, loss, profit or expense (A) determined to be extraordinary or unusual in nature or infrequent in occurrence, (B) related to the disposal of a business segment, (C) related to a change in accounting principle under GAAP, (D) related to discontinued operations that do not qualify as a segment of a business under GAAP, or (E) attributable to the business operations of any entity acquired by the Company during the fiscal year. Such adjustments shall be determined in accordance with GAAP, where applicable, or if such adjustments relate to a non-GAAP measure, in accordance with how the Company reports non-GAAP measures to investors.

Determination of whether the individual component has been potentially earned will be made in the Committee’s sole discretion based on its review of the Participant’s performance during the Performance Year.

Except as provided in Section VI, actual earning of a potentially earned Award shall not occur unless a Participant remains employed by the Company or its Affiliates through the date that actual earned Awards are paid. Actual earned Awards will be paid in cash as soon as practicable after the amount potentially earned and payable under the Award, if any, is determined, but in no event later than October 15th of the year following the end of the Performance Year.

VI. Change in Employee Status

A. Retirement or Death

If a Participant terminates employment with the Company or its Affiliates by reason of Retirement or death before payment of an Award is made, the Participant’s Award shall be pro-rated on the basis of the ratio of (x) the number of completed months (rounded to the nearest whole number) of participation during the applicable Performance Year to (y) to twelve months. Payment of such pro-rated Award shall occur only if the Committee determines that the applicable Performance Measure(s) are achieved at the threshold level of performance set by the Committee and shall occur on the date that all other Participants receive payment of their respective earned Awards. For purposes of the Plan, “Retirement” means a Participant’s termination of employment with the Company or an Affiliate for any reason except Cause after attaining 60 years of age and five years of combined service with the Company or any Affiliate. For purposes of the Plan, “Cause” shall mean (A) the willful and continued failure by a Participant to substantially perform his or her duties with the Company or any Affiliate (other than any such failure resulting from his or her incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Company or Affiliate, which demand specifically identifies the manner in which the Company or Affiliate believes that he or she has not substantially performed his or her duties, or (B) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its Affiliates, monetarily or otherwise. No act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or its Affiliates.

B. Other Changes in Status

For any other changes in employment status (e.g., new hire; termination for any reason other than Retirement or death; demotion; change in hours; or leave of absence), the Committee in its sole discretion will make determinations for the application of the Plan to Participants or eligible persons who have such a change in employee status.

VII. Section 409A

Each Award is intended to qualify for the “short-term deferral” exemption from Section 409A and shall be construed accordingly. Notwithstanding the preceding sentence, neither the Committee nor the Company or its Affiliates, nor any person acting on behalf of any of them, shall be liable to a Participant by reason of any acceleration of income, or any tax or additional tax, asserted by reason of any failure of an Award or any portion thereof to satisfy the requirements for exemption from, or compliance with, Section 409A of the Code.

VIII. Amendment and Termination

The Committee may at any time or times amend the Plan or any outstanding Award for any purpose that may at the time be permitted by law, and may at any time terminate the Plan as to future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan, the Committee may not, without a Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Committee expressly reserved the right to do so when the Award was granted.

IX. Miscellaneous

(a) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or employment for a specific period of time with the Company or its Affiliates. In no event shall the Plan, or any Award made under the Plan, form a part of an employee’s contract of employment, if any. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(b) Other Compensation Arrangements. The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to provide any employee bonuses or other compensation in addition to Awards granted under the Plan.

(c) Withholding Taxes. Any taxes required to be withheld by federal, state or local governments will be deducted from all payments of earned Awards under the Plan.

(d) Unfunded Status of Awards. All earned Awards will be paid from the Company’s general assets. Nothing contained in this Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant.

(e) Effective Date. The Plan is effective as of July 1, 2011.